Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Form N-1A of Fidelity Oxford Street Trust II: Fidelity Commodity Strategy Central Fund (formerly the Fidelity Garrison Street Trust: Fidelity Commodity Strategy Central Fund) of our report dated September 18, 2013 relating to the financial statements and financial highlights included in the July 31, 2013 Annual Report to Shareholders of Fidelity Garrison Street Trust: Fidelity Commodity Strategy Central Fund, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to our Firm under the headings "Independent Registered Public Accounting Firm" in the Part B of this Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts February 14, 2014